Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 12, 2011, on the consolidated financial statements of Mt. Hood Solutions Company as of December 31, 2010, and for the year then ended, appearing in Swisher Hygiene, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2011. We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC

Charlotte, North Carolina

January 12, 2012